Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 408,902,682.00	0.0001381	$ 56,470.00
Fees Previously Paid
	Total Transaction Valuation:	$ 408,902,682.00
	Total Fees Due for Filing:			$ 56,470.00
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 56,470.00
Offering Note
[1]	Title of each class of securities to which transaction applies: A. Common Stock, par value $0.001 per share of TruBridge, Inc. Aggregate number of securities to which transaction applies: 15,577,245 total shares of Common Stock, the sum of: A. 14,805,483 issued and outstanding shares of Common Stock; plus B. 771,762 shares of Common Stock underlying any outstanding Company RSAs (assuming achievement of all vesting criteria and subject to any proration as provided for in the applicable award agreement, in accordance with the Merger Agreement) and Company PSAs (assuming achievement of maximum performance for each Company PSA granted in 2024 and assuming target performance for each Company PSA granted in 2025 and 2026, subject to any proration as provided for in the appliable award agreement, in accordance with the Merger Agreement). Per unit price or other underlying value of the transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"): In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of May 18, 2026, based on the sum of: A. 14,805,483 shares of Common Stock, multiplied by the Per Share Common Stock Merger Consideration of $26.25 per share; plus B. 771,762 shares of Common Stock underlying any outstanding Company RSAs (assuming achievement of all vesting criteria and subject to any proration as provided for in the applicable award agreement, in accordance with the Merger Agreement) and Company PSAs (assuming achievement of maximum performance for each Company PSA granted in 2024 and assuming target performance for each Company PSA granted in 2025 and 2026, subject to any proration as provided for in the appliable award agreement, in accordance with the Merger Agreement) multiplied by the Per Share Common Stock Merger Consideration of $26.25 per share. This figure ($408,902,682) was then multiplied by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources